News Release

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

www.publicstorage.com

For Release	Immediately
Date	October 30, 2014
Contact	Clemente Teng
(818) 244-8080, Ext. 1141

Public Storage Reports Results for the Quarter Ended September  30, 2014

GLENDALE,  California – Public Storage (NYSE:PSA) announced today operating results for the quarter ended September 30, 2014.

Operating Results for the Three Months Ended September  30, 2014

For the three months ended September 30, 2014, net income allocable to our common shareholders was $231.8 million or $1.34 per diluted common share, compared to $231.4 million or $1.34 per diluted common share for the same period in 2013. Self-storage net operating income increased $46.1 million, which was offset partially by (i) a $19.1 million decrease in earnings associated with foreign currency exchange gains and losses, (ii) a $14.5 million increase in depreciation and amortization associated with facilities acquired since January 2013, and (iii) an $8.9 million increase in earnings allocated to preferred shareholders due to the issuance of additional preferred shares.

The increase in our self-storage net operating income was the result of a $23.6 million increase for our Same Store Facilities combined with a $22.5 million increase for our non-Same Store Facilities.   Revenues for the Same Store Facilities increased 5.5% or $24.7 million in the quarter ended September 30, 2014 as compared to the same period in 2013, due to higher realized annual rent per occupied square foot and higher average occupancy.  Cost of operations for the Same Store Facilities increased by 0.8% or $1.1 million in the quarter ended September 30, 2014 as compared to the same period in 2013, due primarily to increases in property taxes offset partially by lower on-site property manager payroll and advertising and selling expense.  The increase in net operating income for the non-Same Store Facilities is due primarily to the impact of the acquisition of 152 self-storage facilities since January 2013.

Operating Results for the Nine Months Ended September 30, 2014

For the nine months ended September 30, 2014, net income allocable to our common shareholders was $624.2 million or $3.61 per diluted common share, compared to $601.0 million or $3.48 per diluted common share for the same period in 2013, representing an increase of $23.2 million or $0.13 per diluted common share.  This increase is due primarily to (i) a $115.9 million increase in self-storage net operating income, offset partially by (ii) a $48.1 million increase in depreciation and amortization associated with facilities acquired since January 2013, (iii) a $16.3 million reduction associated with foreign currency exchange gains and losses, (iv) an $18.5 million increase in earnings allocated to preferred shareholders due primarily to the issuance of additional preferred shares, and (v) a $12.6 million decrease in interest income due primarily to the repayment of our loan receivable from Shurgard Europe.

The increase in our self-storage net operating income was the result of a $60.8 million increase for our Same Store Facilities combined with a $55.1 million increase for our non-Same Store Facilities.   Revenues for the Same Store Facilities increased 5.3% or $68.6 million in the nine months ended September 30, 2014 as compared to the same period in 2013, due to higher realized annual rent per occupied square foot and higher average occupancy.  Cost of operations for the Same Store Facilities increased by 2.0% or $7.8 million in the nine months ended September 30, 2014 as compared to the same period in 2013, due primarily to increases in property taxes, snow removal, and utilities expense, offset partially by lower advertising and selling costs.  The increase in net operating income for the non-Same Store Facilities is due primarily to the impact of the acquisition of 152 self-storage facilities since January 2013.

Funds from Operations

For the three months ended September 30, 2014, funds from operations (“FFO”) was $2.08 per diluted common share, as compared to $2.00 for the same period in 2013, representing an increase of $0.08 per share. FFO is a non-GAAP (generally accepted accounting principles) term defined by the National Association of Real Estate Investment Trusts and generally represents net income before depreciation, gains and losses and impairment charges with respect to real estate assets.

For the nine months ended September 30, 2014, FFO was $5.81 per diluted common share, as compared to $5.40 for the same period in 2013, representing an increase of $0.41 per share.

We also present “Core FFO per share,” a non-GAAP measure that represents FFO per share excluding the impact of (i) foreign currency exchange losses of $3.0 million and $7.0 million for the three and nine months ended September 30, 2014, respectively, (gains of $16.1 million and $9.3 million, respectively, for the same periods in 2013), and (ii) other items, comprised primarily of a $7.8 million accrual related to a legal settlement included in ancillary cost of operations for the nine months ended September 30, 2014, a $4.1 million reduction in ancillary cost of operations associated with recognition of a deferred tax asset in the nine months ended September 30, 2014, our $1.4 million equity share of charges incurred by Shurgard Europe in closing a facility during the nine months ended September 30, 2013 as well as general and administrative expense associated with the acquisition of real estate facilities.  We believe Core FFO per share is a helpful measure used by investors and REIT analysts to understand our performance.   However, Core FFO per share is not a substitute for net income per share.  Because other REITs may not compute Core FFO per share in the same manner as we do, may not use the same terminology, or may not present such a measure, Core FFO per share may not be comparable among REITs.

The following table reconciles from FFO per share to Core FFO per share (unaudited):

	Three Months Ended September 30,			Nine Months Ended September 30,
			Percentage			Percentage
	2014	2013	Change	2014	2013	Change

FFO per share	$2.08	$2.00	4.0%	$5.81	$5.40	7.6%
Eliminate the per share impact of items excluded from Core FFO:
Foreign currency exchange loss (gain)	0.02	(0.09)		0.04	(0.05)
Other items	0.01	0.01		0.03	0.01
Core FFO per share	$2.11	$1.92	9.9%	$5.88	$5.36	9.7%

Property Operations – Same Store Facilities

The Same Store Facilities represent those facilities that have been owned and operated on a stabilized basis since January 1, 2012 and therefore provide meaningful comparisons for 2013 and 2014. The following table summarizes the historical operating results of these 1,982 facilities (125.4 million net rentable square feet) that represent approximately 88% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at September 30, 2014.    The number of Same Store Facilities decreased from 1,983 at June 30, 2014 to 1,982 at September 30, 2014 due to development activities at a facility; as a result, comparisons should not be made between the current Same Store Facilities and previous presentations.

Selected Operating Data for the Same
Store Facilities (1,982 facilities)
(unaudited):
	Three Months Ended September 30,			Nine Months Ended September 30,
			Percentage			Percentage
	2014	2013	Change	2014	2013	Change

	(Dollar amounts in thousands, except for weighted average data)
Revenues:
Rental income	$452,965	$428,790	5.6%	$1,302,397	$1,236,017	5.4%
Late charges and administrative fees	23,008	22,510	2.2%	66,551	64,335	3.4%
Total revenues (a)	475,973	451,300	5.5%	1,368,948	1,300,352	5.3%

Cost of operations:
Property taxes	46,069	44,572	3.4%	140,619	135,138	4.1%
On-site property manager payroll	24,706	25,186	(1.9)%	76,589	77,662	(1.4)%
Supervisory payroll	8,608	8,491	1.4%	26,187	26,650	(1.7)%
Repairs and maintenance	9,900	9,862	0.4%	26,815	26,455	1.4%
Snow removal	-	-	0.0%	7,251	3,707	95.6%
Utilities	10,215	10,349	(1.3)%	29,795	28,607	4.2%
Advertising and selling expense	7,772	8,596	(9.6)%	20,296	22,828	(11.1)%
Other direct property costs	13,121	12,527	4.7%	38,933	38,095	2.2%
Allocated overhead	8,354	8,108	3.0%	28,442	27,972	1.7%
Total cost of operations (a)	128,745	127,691	0.8%	394,927	387,114	2.0%
Net operating income (b)	$347,228	$323,609	7.3%	$974,021	$913,238	6.7%

Gross margin	73.0%	71.7%	1.8%	71.2%	70.2%	1.4%

Weighted average for the period:
Square foot occupancy	94.7%	94.4%	0.3%	94.0%	93.4%	0.6%
Realized annual rental income per (c):
Occupied square foot	$15.25	$14.48	5.3%	$14.73	$14.07	4.7%
Available square foot (“REVPAF”)	$14.44	$13.67	5.6%	$13.84	$13.14	5.3%
At September 30:
Square foot occupancy				93.8%	93.6%	0.2%
Annual contract rent per occupied
square foot (d)				$15.93	$15.23	4.6%

(a)	Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.
(b)	See attached reconciliation of Same Store net operating income (“NOI”) to operating income.
(c)

Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period.  Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period.  These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue.  Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins.  In addition, the rates charged for late charges and administrative fees can vary independently from rental rates.  These measures take into consideration promotional discounts, which reduce rental income.

(d)	Contract rent represents the applicable contractual monthly rent charged to our tenants, excluding the impact of promotional discounts, late charges, and administrative fees.

The following table summarizes selected quarterly financial data with respect to the Same Store Facilities (unaudited):

	Three Months Ended
	March 31	June 30	September 30	December 31	Full Year

	(Amounts in thousands, except for per square foot amounts)
Total revenues:
2014	$440,404	$452,571	$475,973
2013	$419,094	$429,958	$451,300	$442,830	$1,743,182

Total cost of operations:
2014	$139,460	$126,722	$128,745
2013	$134,144	$125,279	$127,691	$102,063	$489,177

Property taxes:
2014	$47,583	$46,967	$46,069
2013	$45,613	$44,953	$44,572	$27,765	$162,903

Repairs and maintenance, including snow removal expenses:
2014	$14,734	$9,432	$9,900
2013	$11,022	$9,278	$9,862	$9,978	$40,140

Advertising and selling expense:
2014	$6,481	$6,043	$7,772
2013	$7,655	$6,577	$8,596	$4,955	$27,783

REVPAF:
2014	$13.34	$13.75	$14.44
2013	$12.69	$13.05	$13.67	$13.44	$13.21

Weighted average realized annual rent per occupied square foot:
2014	$14.40	$14.52	$15.25
2013	$13.81	$13.88	$14.48	$14.45	$14.16

Weighted average occupancy levels:
2014	92.6%	94.7%	94.7%
2013	91.9%	94.0%	94.4%	93.0%	93.3%

Investing Activities

During the three months ended September 30, 2014, we acquired 25 self-storage facilities (19 located in Florida, three in Maryland and one each in North Carolina, New Jersey and Virginia), with an aggregate of 1.8 million net rentable square feet, for approximately $239 million.  Subsequent to September 30, 2014, we acquired ten self-storage facilities (three in Minnesota, two in Virginia, and one each in Arizona, North Carolina, South Carolina, Texas and Florida), with an aggregate of 929,000 net rentable square feet, for approximately $98 million in cash.  We have four additional self-storage facilities with 333,000 net rentable square feet (one each in California, Minnesota, Texas and Washington) under contract, for an aggregate purchase price of approximately $63 million, with estimated closing dates in the fourth quarter of 2014.

As of September 30, 2014, we had development and expansion projects in process which will add approximately 3.0 million net rentable square feet of storage space at a total cost of approximately $342 million.  A total of $73 million in costs were incurred through September 30, 2014 with respect to these projects, with the remaining costs expected to be incurred over the next 15 months.

Distributions Declared

On October 30,  2014, our Board of Trustees declared a regular common quarterly dividend of $1.40 per common share.  The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on December 30, 2014 to shareholders of record as of December 15,  2014.

Third Quarter Conference Call

A conference call is scheduled for October 31, 2014 at 10:00 a.m. (PDT) to discuss the third quarter earnings results.  The domestic dial-in number is (866) 406-5408 and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 14635260). A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “Company Info, Investor Relations, Upcoming Events.”  A replay of the conference call may be accessed through November 14, 2014 by calling (800) 585-8367 (domestic) or (404) 537-3406 (international) or by using the link at www.publicstorage.com under “Company Info, Investor Relations, Webcasts.” All forms of replay utilize conference ID number 14635260.

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At September 30, 2014, we had interests in 2,234 self-storage facilities located in 38 states with approximately 144 million net rentable square feet in the United States and 188 storage facilities located in seven Western European nations with approximately ten million net rentable square feet operated under the “Shurgard” brand.  We also own a 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 30 million rentable square feet of commercial space, primarily flex, multitenant office and industrial space, at September 30, 2014.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions.  These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance are described from time to time in our filings with the Securities and Exchange Commission, including in Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, our other Quarterly Reports on Form 10-Q and current reports on Form 8-K.  These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination,  adverse changes in tax, real estate and zoning laws and regulations and the impact of natural disasters; risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing self-storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the regulatory environment as well as national, state and local laws and regulations including, without limitation, those governing REITs; risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; changes in federal tax laws related to the taxation of REITs, which could impact our status as a REIT; difficulties in raising capital at a reasonable cost; delays in the development process; and economic uncertainty due to the impact of war or terrorism. We disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

PUBLIC STORAGE

SELECTED INCOME STATEMENT DATA

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Operating Revenues:
Self-storage facilities	$534,271	$477,978	$1,520,661	$1,369,219
Ancillary operations	37,325	33,979	108,596	99,016
	571,596	511,957	1,629,257	1,468,235

Operating Expenses:
Self-storage cost of operations	146,979	136,751	445,474	409,881
Ancillary cost of operations	13,014	11,052	39,592	30,882
Depreciation and amortization	111,077	96,537	326,541	278,475
General and administrative	17,874	17,650	52,240	49,988
	288,944	261,990	863,847	769,226

Operating income	282,652	249,967	765,410	699,009

Other income (expense):
Interest and other income	749	5,608	4,151	16,705
Interest expense	(1,238)	(478)	(6,781)	(4,622)
Equity in earnings of unconsolidated real estate
entities	14,566	14,269	43,305	39,013
Gain on real estate sales	1,260	168	2,479	168
Foreign currency exchange (loss) gain	(3,012)	16,094	(7,035)	9,281
Net income	294,977	285,628	801,529	759,554
Allocation to noncontrolling interests	(1,518)	(1,430)	(4,040)	(3,670)
Net income allocable to Public Storage shareholders	293,459	284,198	797,489	755,884
Allocation of net income to:
Preferred shareholders	(60,763)	(51,907)	(170,942)	(152,404)
Restricted share units	(881)	(930)	(2,328)	(2,498)
Net income allocable to common shareholders	$231,815	$231,361	$624,219	$600,982

Per common share:
Net income per common share – Basic	$1.34	$1.35	$3.63	$3.50
Net income per common share – Diluted	$1.34	$1.34	$3.61	$3.48
Weighted average common shares – Basic	172,378	171,721	172,190	171,597
Weighted average common shares – Diluted	173,304	172,793	173,098	172,651

PUBLIC STORAGE

SELECTED BALANCE SHEET DATA

(Amounts in thousands, except share and per share data)

	September 30, 2014	December 31, 2013
ASSETS	(Unaudited)

Cash and cash equivalents	$98,252	$19,169

Operating real estate facilities:
Land and buildings, at cost	12,665,033	12,286,256
Accumulated depreciation	(4,384,959)	(4,098,814)
	8,280,074	8,187,442
Construction in process	72,521	52,336
Investments in unconsolidated real estate entities	837,624	856,182
Goodwill and other intangible assets, net	229,984	246,854
Loan receivable from Shurgard Europe	-	428,139
Other assets	106,013	86,144
Total assets	$9,624,468	$9,876,266

LIABILITIES AND EQUITY
Borrowings on bank credit facility	$-	$50,100
Term loan	-	700,000
Notes payable	71,632	88,953
Accrued and other liabilities	260,461	218,358
Total liabilities	332,093	1,057,411

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 165,400 shares issued (in series) and outstanding (142,500 at December 31, 2013), at liquidation preference	4,135,000	3,562,500
Common Shares, $0.10 par value, 650,000,000 shares authorized, 172,418,434 shares issued and outstanding (171,776,291 shares at December 31, 2013)	17,242	17,178
Paid-in capital	5,559,746	5,531,034
Accumulated deficit	(417,663)	(318,482)
Accumulated other comprehensive loss	(27,895)	(500)
Total Public Storage shareholders’ equity	9,266,430	8,791,730
Noncontrolling interests	25,945	27,125
Total equity	9,292,375	8,818,855
Total liabilities and equity	$9,624,468	$9,876,266

Shurgard Europe Same Store Selected Operating Data

The Shurgard Europe Same Store Pool represents Shurgard Europe’s 174 facilities (9.2 million net rentable square feet) that have been operated on a stabilized basis since January 1, 2012 and therefore provide meaningful comparisons for 2013 and 2014.  These 174 facilities represent approximately 92% of the aggregate net rentable square feet of Shurgard Europe’s self-storage portfolio. Our pro-rata share of the operating results for these facilities is included in “equity in earnings of unconsolidated real estate entities” on our income statement.

Selected Operating Data for the Shurgard Europe Same Store Pool (174 facilities) (unaudited):	Three Months Ended September 30,			Nine Months Ended September 30,
			Percentage			Percentage
	2014	2013	Change	2014	2013	Change

	(Dollar amounts in thousands, utilizing constant exchange rates (a))

Rental income, late charges and
administrative fees	$52,947	$51,279	3.3%	$158,767	$154,785	2.6%
Cost of operations	21,791	21,219	2.7%	67,609	66,834	1.2%
Net operating income	$31,156	$30,060	3.6%	$91,158	$87,951	3.6%

Gross margin	58.8%	58.6%	0.3%	57.4%	56.8%	1.1%

Weighted average for the period:
Square foot occupancy	87.1%	81.3%	7.1%	85.1%	80.3%	6.0%
Realized annual rent, prior to late
charges and administrative fees, per:
Occupied square foot (b)	$25.78	$26.78	(3.7)%	$26.40	$27.31	(3.3)%
Available square foot (“REVPAF”) (b)	$22.46	$21.77	3.2%	$22.47	$21.93	2.5%

At September 30:
Square foot occupancy				90.0%	82.6%	9.0%
Annual contract rent per occupied
square foot (b)				$27.23	$28.81	(5.5)%

Average Euro to U.S. Dollar exchange
rates (a):
Constant exchange rates used herein	1.326	1.326	-	1.356	1.356	-
Actual historical exchange rates	1.326	1.324	0.2%	1.356	1.317	3.0%

(a)

In order to isolate changes in the underlying operations from the impact of exchange rates, the amounts in this table are presented on a constant exchange rate basis.  The amounts for the three and nine months ended September 30, 2013 have been restated using the actual exchange rates for the three and nine months ended September 30, 2014.

(b)

Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period.  Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period.  These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue.  Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins.  In addition, the rates charged for late charges and administrative fees can vary independently from rental rates.  These measures take into consideration promotional discounts, which reduce rental income.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds from Operations and Funds Available for Distribution
(Unaudited – amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Computation of FFO per Share:

Net income allocable to common shareholders	$231,815	$231,361	$624,219	$600,982
Eliminate items excluded from FFO:
Depreciation and amortization	111,077	96,537	326,541	278,475
Depreciation from unconsolidated real estate
investments	19,688	18,708	60,421	55,769
Depreciation allocated to noncontrolling interests
and restricted share unitholders	(891)	(980)	(2,830)	(2,974)
Gains on sale of real estate investments, including
our equity share from investments, and other	(1,440)	(167)	(2,732)	(167)
FFO allocable to common shares (a)	$360,249	$345,459	$1,005,619	$932,085
Diluted weighted average common shares	173,304	172,793	173,098	172,651
FFO per share (a)	$2.08	$2.00	$5.81	$5.40

Reconciliation of Earnings per Share to FFO per Share:

Earnings per share - diluted	$1.34	$1.34	$3.61	$3.48
Eliminate per share amounts excluded from FFO:
Depreciation and amortization, including amounts
from investments and excluding amounts allocated
to noncontrolling interests and restricted share
unitholders	0.75	0.66	2.22	1.92
Gains on sale of real estate investments, including
our equity share from investments, and other	(0.01)	-	(0.02)	-
FFO per share (a)	$2.08	$2.00	$5.81	$5.40

Computation of Funds Available for Distribution ("FAD"):

FFO allocable to common shares	$360,249	$345,459	$1,005,619	$932,085
Eliminate effect of items included in FFO but not FAD:
Non-cash share-based compensation expense	8,794	8,592	22,158	21,491
Foreign currency exchange loss (gain)	3,012	(16,094)	7,035	(9,281)
Less: Capital expenditures to maintain real estate facilities	(30,702)	(23,119)	(63,599)	(55,883)

FAD (a)	$341,353	$314,838	$971,213	$888,412

Distributions paid to common shareholders	$241,212	$214,685	$723,338	$643,699

Distribution payout ratio	70.7%	68.2%	74.5%	72.5%

Distributions per common share	$1.40	$1.25	$4.20	$3.75

(a)

FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts and, along with FAD, are considered helpful measures of REIT performance by REITS and many REIT analysts. FFO represents  net income before real estate depreciation, gains or losses, and impairment charges, which are excluded because they are based upon historical real estate costs and assume that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FAD represents FFO adjusted to exclude certain non-cash charges and to deduct capital expenditures. FFO and FFO per share are not a substitute for net income or earnings per share.  FFO and FAD are not substitutes for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because they exclude investing and financing activities presented on our statements of cash flows.   In addition, other REITS may compute these measures differently, so comparisons among REITS may not be helpful.

PUBLIC STORAGE

SELECTED FINANCIAL DATA

Reconciliation of Same Store Data and Self-Storage Net Operating Income to

Operating Income
(Unaudited – amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Self-storage revenues for:
Same Store Facilities	$475,973	$451,300	$1,368,948	$1,300,352
Non-Same Store Facilities (a):
2014 acquisitions	6,336	-	6,815	-
2013 acquisitions	25,376	3,926	71,147	4,303
2012 acquisitions	7,457	5,932	20,670	16,174
Other	19,129	16,820	53,081	48,390
Self-storage revenues	534,271	477,978	1,520,661	1,369,219

Self-storage cost of operations for:
Same Store Facilities	128,745	127,691	394,927	387,114
Non-Same Store Facilities (a):
2014 acquisitions	1,926	-	2,118	-
2013 acquisitions	8,166	1,704	24,538	1,864
2012 acquisitions	2,393	2,291	7,088	6,189
Other	5,749	5,065	16,803	14,714
Self-storage cost of operations	146,979	136,751	445,474	409,881

Self-storage net operating income for:
Same Store Facilities	347,228	323,609	974,021	913,238
Non-Same Store Facilities (a):
2014 acquisitions	4,410	-	4,697	-
2013 acquisitions	17,210	2,222	46,609	2,439
2012 acquisitions	5,064	3,641	13,582	9,985
Other	13,380	11,755	36,278	33,676
Self-storage net operating income (b)	387,292	341,227	1,075,187	959,338
Ancillary operating revenues	37,325	33,979	108,596	99,016
Ancillary cost of operations	(13,014)	(11,052)	(39,592)	(30,882)
Depreciation and amortization	(111,077)	(96,537)	(326,541)	(278,475)
General and administrative expense	(17,874)	(17,650)	(52,240)	(49,988)
Operating income on our income statement	$282,652	$249,967	$765,410	$699,009

(a)

We have 240 additional self-storage facilities that are not Same Store Facilities, including 31 facilities acquired in 2014, 121 facilities acquired in 2013 and 24 facilities acquired in 2012.  The average square foot occupancy during the three months ended September 30, 2014, is 93% for the facilities acquired in 2014, 92% for the facilities acquired in 2013,  93% for the facilities acquired in 2012 and 87% for the other non same store facilities.

(b)

Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense.  We believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, in evaluating property performance and in comparing period-to-period and market-to-market property operating results.  In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values, and does not consider depreciation expense because it is based upon historical cost. NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.  This table reconciles from NOI for our self-storage facilities to the operating income presented on our income statement.